Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal Fourth Quarter, Twelve Month 2015 Earnings,
Financial Results
Quarterly and Annual Performance Demonstrates Year-Over-Year Net Income Growth and Strong Asset Quality

Eau Claire, WI, November 3, 2015 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the fiscal fourth quarter and twelve months ended September 30, 2015. The Company's results reflected year-over-year growth in net income, an increase in non-interest income and strong asset quality. For the three months ended, September 30, 2015, net income was $691,000, or $0.13 per diluted share, up 15% compared with net income of $601,000, or $0.11 per diluted share, for the three months ended September 30, 2014. For the twelve months ended, September 30, 2015, net income was $2.6 million, or $0.50 per diluted share, up 46.6% compared with net income of $1.8 million, or $0.34 per diluted share, for the twelve months ended September 30, 2014.

Edward H. Schaefer, President and CEO, stated: "We are pleased with our steady year-over-year improvement in earnings. Non-interest income, comprised of loan fees and service charges, continues to improve and we have made progress in reducing our non-interest expense. We're excited for our customers to see us at our new location in Mankato, MN. Our new branch office has the same experienced bankers who are able to provide products that satisfy personal, mortgage and business needs in the community. As previously announced, we are excited to be expanding our footprint in Rice Lake and Barron with our recent branch purchase that is scheduled to close during our second fiscal quarter of 2016, pending regulatory approval."

Fourth Quarter Highlights

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Controlled loan growth. Total loans decreased $19.9 million, to $450.5 million as of September 30, 2015, from $470.4 million at September 30, 2014. The decrease was primarily due to sales of fixed rate longer term residential mortgage loans during fiscal 2015 and a further reduction in consumer real estate and indirect loans due to normal pay downs and payoffs. These decreases were partially offset by an increase in commercial and agricultural loans in the amount of $28.1 million as of September 30, 2015, from their September 30, 2014 balances. Mark C. Oldenberg, Executive Vice President and CFO, stated: "During our fiscal 2015 first and fourth quarters, fixed rate residential mortgage loans were sold in the amount of $8.1 million and $8.7 million, respectively. These sales were conducted as part of our balance sheet restructuring to help manage our interest rate risk. We continue to monitor and assess our interest rate risk position and take the applicable actions to reasonably manage our interest rate risk."

•
Strong Asset Quality. As of September 30, 2015, nonperforming assets were $2.1 million or 0.37% of total assets, compared to nonperforming assets of $2.6 million or 0.46% of total assets as of September 30, 2014. Net loans charged-off during the twelve months ended September 30, 2015 were $666,000, or 0.14% of total average loans, compared to $1.6 million, or 0.35% of total average loans, during the same period in the previous year.

•
Stable net interest income. Net interest income was approximately $4.6 million for the third consecutive quarter despite continued net interest margin pressure. The net interest margin was 3.36% for the year ended September 30, 2015 and 3.63% for the year ended September 30, 2014. The net interest margin remained at 3.31% for the three months ended September 30, 2015 compared to the three months ended June 30, 2015.

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Disciplined expense management. Non-interest expense was $4.4 million for the fourth quarter of fiscal 2015 compared to $4.7 million for the same period in the previous year, primarily reflecting reduced salaries and related benefit costs.

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Strong capital levels. As of September 30, 2015, the Company and the Bank exceeded all regulatory standards to be considered "well-capitalized". Book value increased to $11.57 at September 30, 2015 from $11.09 at September 30, 2014.

As previously announced, the Bank closed three in-store branch offices in January 2015 and two limited service branch offices in September 2015. As part of our branch consolidation and efficiency strategy, we will be closing an in-store branch office located in Menomonie, Wisconsin in December 2015 and two in-store branch offices located in Brooklyn Park and Winona, Minnesota in January 2016.

During the twelve months ended September 30, 2015, we incurred accelerated depreciation expense which totaled $562,000 as well as additional fees in the amount of $52,000 related to these branch closures. Excluding these branch closure costs, net income during the twelve months ended September 30, 2015 was $3,006,960 or $0.57 per diluted share (non-GAAP) calculated (and reconciled to the nearest GAAP measurement) as follows:

Fiscal 2015, Twelve months ended September 30, 2015
Net income after tax	$2,614,000	$2,614,000
Branch closure costs after tax ($614,000*0.64) (1)		392,960
Net income excluding branch closure costs		$3,006,960

Fiscal 2015, Twelve months ended September 30, 2015
Average fully diluted shares of common stock outstanding	5,239,943	5,239,943
Earnings per diluted share of common stock	$0.50	$0.57
(1) Branch closure costs after tax, assuming a marginal tax rate of 0.36%.

"As part of our Strategic Plan, the board of directors and management continues to rationalize our branch network which has resulted in branch closures. Our goal is to reinvest into markets we believe we can profitably grow. This has included new traditional branches in Rice Lake and Mankato and our recent announced acquisition in Rice Lake and Barron," explained Schaefer.

Income Statement and Balance Sheet Overview

Total interest and dividend income declined to $5.7 million during the quarter ended September 30, 2015, compared to $6.1 million during the quarter ended September 30, 2014, as a result of lower loan volume and lower yields on interest earning assets. Total interest expense increased $33,000 during the quarter ended September 30, 2015, compared with the quarter ended September 30, 2014, due to an increase in interest bearing deposits.

Net interest income after provision for loan losses was $4.5 million during the quarter ended September 30, 2015, compared to $4.6 million during the quarter ended September 30, 2014.

Non-interest income increased to $1,024,000 during the quarter ended September 30, 2015, compared with $987,000 during the same period of the prior fiscal year, mainly due to increases in loan fees and service charges from secondary market and commercial loan origination fees.

Total non-interest expense decreased $228,000 during the quarter ended September 30, 2015 compared with the quarter ended September 30, 2014, as we continue to reduce these expenses through operational efficiencies. Total non-interest expense decreased $715,000 during the twelve months ended September 30, 2015, compared to the same period in the previous year.

Total assets increased $10.3 million to $580.1 million as of September 30, 2015 from $569.8 million at September 30, 2014.

Total loans decreased 4.2% to $450.5 million as of September 30, 2015, from $470.4 million at September 30, 2014.

Total deposits at September 30, 2015 increased to $456.3 million, compared with $449.8 million at September 30, 2014. Oldenberg stated: "We are pleased with our deposit growth in fiscal 2015 as we continue to focus on core deposits and customer relationships. We believe our commercial loan department has contributed to our deposit growth by matching commercial loan customers with deposit products that fit their needs. Consumer checking balances increased also, as well as municipal deposits, helping to offset the loss in deposits from our closed branches."

As of September 30, 2015 and 2014, the Company’s allowance for loan losses was $6.5 million. The allowance for loan losses as a percentage of total loans increased to 1.44% as of September 30, 2015 from 1.38% at September 30, 2014. Non-accruing loans declined to $748,000 at September 30, 2015, compared with $1.2 million at September 30, 2014. Non-performing loan balances decreased $364,000 or 23.0% during the twelve months ended September 30, 2015 from their balances at September 30, 2014. Foreclosed and repossessed assets decreased $148,000 or 14.1% from their balances at September 30, 2014. Non-performing assets as a percentage of total assets decreased to 0.37% as of September 30, 2015 from 0.46% at September 30, 2014. Due to strong asset quality, our provision for loan losses was reduced by $1.3 million year-over-year.

Loans 30 days or more past due were $2.6 million as of September 30, 2015, compared with $2.8 million as of September 30, 2014. As of September 30, 2015 and September 30, 2014, loans 90 days or more past due were $699,000 and $1.2 million, respectively. Net loans charged-off during the twelve months ended September 30, 2015 were $666,000 compared to $1.6 million during the same period in the previous year.

At September 30, 2015, the Bank's total capital to risk weighted assets was 16.5%, tier 1 capital to risk weighted assets was 15.3% and the tier 1 leverage capital ratio to adjusted total assets was 10.4%. All ratios exceeded regulatory standards as of the quarter ended September 30, 2015 for a well-capitalized institution. Our effective tax rate declined from 37% at September 30, 2014 to 36% at September 30, 2015, due to additional purchases of nontaxable investments. The Company's book value per share was $11.57 per common share as of September 30, 2015, compared to $11.09 per common share as of September 30, 2014.

Schaefer concluded: “We look forward to the future and feel the Company is well positioned as we begin fiscal 2016. We are committed to presenting a strong presence in the community and remaining a strong, stable independent bank. We continue to make what we believe to be long-term value enhancing decisions that increase shareholder value."

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 18 branch locations. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2014 filed with the Securities and Exchange Commission on December 8, 2014. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
September 30, 2015 (unaudited) and September 30, 2014 (derived from audited financial statements)
(in thousands, except share data)

	September 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$23,872	$11,434
Other interest-bearing deposits	2,992	245
Investment securities (available for sale securities at fair value of $79,921 and $62,189, and held to maturity securities at cost of $8,012 and $8,785 at September 30, 2015 and 2014, respectively)	87,933	70,974
Non-marketable equity securities, at cost	4,626	5,515
Loans receivable	450,510	470,366
Allowance for loan losses	(6,496)	(6,506)
Loans receivable, net	444,014	463,860
Office properties and equipment, net	2,669	3,725
Accrued interest receivable	1,574	1,478
Intangible assets	104	161
Foreclosed and repossessed assets, net	902	1,050
Other assets	11,462	11,373
TOTAL ASSETS	$580,148	$569,815
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$456,298	$449,767
Federal Home Loan Bank advances	58,891	58,891
Other liabilities	4,424	3,864
Total liabilities	519,613	512,522
Stockholders' equity:
Common stock - $0.01 par value, authorized 30,000,000; 5,232,579 and 5,167,061 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,740	54,257
Retained earnings	6,245	4,049
Unearned deferred compensation	(288)	(223)
Accumulated other comprehensive loss	(214)	(842)
Total stockholders' equity	60,535	57,293
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$580,148	$569,815

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Twelve Months Ended September 30, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest and dividend income:
Interest and fees on loans	$5,366	$5,782	$21,641	$22,612
Interest on investments	365	324	1,363	1,421
Total interest and dividend income	5,731	6,106	23,004	24,033
Interest expense:
Interest on deposits	963	910	3,808	3,615
Interest on borrowed funds	154	174	630	660
Total interest expense	1,117	1,084	4,438	4,275
Net interest income	4,614	5,022	18,566	19,758
Provision for loan losses	121	375	656	1,910
Net interest income after provision for loan losses	4,493	4,647	17,910	17,848
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—	—	—	(78)
Net gains (losses) on sale of available for sale securities	—	(19)	60	(168)
Net gains (losses) on available for sale securities	—	(19)	60	(246)
Service charges on deposit accounts	442	467	1,715	1,964
Loan fees and service charges	368	327	1,291	904
Other	214	212	847	794
Total non-interest income	1,024	987	3,913	3,416
Non-interest expense:
Salaries and related benefits	2,095	2,208	8,643	9,287
Occupancy	799	750	2,872	2,631
Office	280	397	1,105	1,499
Data processing	413	406	1,590	1,531
Amortization of core deposit intangible	15	14	57	57
Advertising, marketing and public relations	160	131	570	370
FDIC premium assessment	84	96	390	409
Professional services	248	276	1,088	552
Other	354	398	1,404	2,098
Total non-interest expense	4,448	4,676	17,719	18,434
Income before provision for income taxes	1,069	958	4,104	2,830
Provision for income taxes	378	357	1,490	1,047
Net income attributable to common stockholders	$691	$601	$2,614	$1,783
Per share information:
Basic earnings	$0.13	$0.12	$0.50	$0.35
Diluted earnings	$0.13	$0.11	$0.50	$0.34
Cash dividends paid	$—	$—	$0.08	$0.04